Exhibit 2.1

AGREEMENT AND PLAN OF SECURITIES EXCHANGE

This Securities Exchange Agreement (this “Agreement”), dated as of September 10, 2025 (the “Effective Date”) by and between GD Culture Group Limited, a Nevada corporation (the “Buyer”), and Pallas Capital Holding Ltd, a British Virgin Islands company (the “Target”), and the shareholders of the Target as set out on the signature page hereto (each a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers collectively own, beneficially and of record, 100% of all the issued and outstanding ordinary shares in the Target (the “Target Shares”);

WHEREAS, subject to the terms and conditions set forth herein, each Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, such Seller’s right, title and interest in and to the Target Shares, free and clear of all claims, liens and encumbrances;

WHEREAS, the Buyer’s board of directors has (i) determined that the contemplated transactions are fair to, advisable and in the best interests of Buyer and its stockholders, (ii) approved and declared advisable this Agreement and the contemplated transactions, including the issuance of the GDC Shares to Sellers, pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the majority of stockholders of Buyer consent to approve the contemplated transactions; and

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, understanding or permit, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“GDC Shares” shall have the meaning as set forth in Section 2.02 hereof.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means, as applicable, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of the Target, (b) assets, operations or financial condition of the Buyer or (c) the ability of each Seller to consummate the transactions contemplated hereby on a timely basis.

“Target Shares” means 100% of the issued and outstanding ordinary shares in the Target.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its memorandum and articles, by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization, in each case, as amended or supplemented from time to time.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Transaction Documents” means this Agreement and other documents required to effect the Closing.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all of such Seller’s right, title and interest in and to the Target Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02. For federal income tax purposes, it is intended that the transactions herein shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.02. Share Exchange. In exchange for the Target Shares, the Buyer shall issue an aggregate of 39,189,344 shares of common stock, par value $0.0001 per share (the “GDC Shares”), of the Buyer in book entry form in such amount and to such Seller as set forth in Schedule A attached hereto.

Section 2.03. Transactions to be Effected at the Closing.

(a)	At the Closing, the Buyer shall deliver to each Seller:

(i)	a duly executed copy of this Agreement;

(ii)	the GDC Shares in book entry form in such amount and to such Seller as set forth in Schedule A attached hereto; and

(iii)	the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing.

(b)	At the Closing, the Sellers shall deliver to the Buyer:

(i)	a duly executed copy of this Agreement;

(ii)	stock certificate(s) evidencing such number of Target Shares each Seller holds in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto;

(iii)	all corporate documents (minutes, resolutions, agreements and contracts), accounting records, financial statements, tax returns, bank accounts, check books, corporate seals, memorandum and articles and amendments, etc. of the Target;

(iv)	a certificate of status/good standing of the Target; and

(v)	the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing.

Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Target Shares contemplated hereby shall take place at a closing (the “Closing”) consummated remotely via the electronic exchange of documents and signatures at a time and place agreed to by the parties in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Within two (2) Business Days following the Closing Date, the Buyer shall deliver, or cause to be delivered, to each Seller evidence of the book-entry issuance of the GDC Shares issued to such Seller.

Section 2.05. Withholding. The parties shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts as such party is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Buyer that the statements pertaining to that party contained in this Article III are true and correct as of the Effective Date and as of the Closing.

Section 3.01. Organization and Authority of Each Seller.

(a) Each Seller has full power and authority (and in the case of an individual, the capacity) to enter into this Agreement and any other Transaction Documents to which they are a party, to carry out their obligations under this Agreement and any other Transaction Documents to which they are a party, and to consummate the contemplated transactions of such Seller. The execution and delivery by such Seller of this Agreement and any other Transaction Document to which they are a party, the performance of their obligations and the consummation of the contemplated transactions have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against them in accordance with its terms.

(b) Each Seller is a resident of the state set forth on the signature page hereto and is not acquiring the GDC Shares as a nominee or agent or otherwise for any other person.

(c) Each Seller will comply with all applicable laws and regulations in effect in any jurisdiction in which such Seller purchases or sells GDC Shares and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which such Seller is subject or in which such Seller makes such purchases or sales, and the Buyer shall have no responsibility therefor.

Section 3.02. Seller Status.

At the time each Seller was offered the GDC Shares, it was, and as of the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Each Seller agrees to furnish any additional information requested by the Buyer or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the GDC Shares.

Section 3.03. Experience of Such Seller.

Each Seller has such knowledge, skill and experience in business, financial and investment matters that such Seller is capable of evaluating the merits and risks of an investment in the GDC Shares. With the assistance of such Seller’s own professional advisors, to the extent that such Seller has deemed appropriate, such Seller has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the GDC Shares and the consequences of this Agreement. Each Seller has considered the suitability of the GDC Shares as an investment in light of its own circumstances and financial condition and such Seller is able to bear the risks associated with an investment in the GDC Shares, and it is authorized to invest in the GDC Shares.

Section 3.04. Title. Each Seller represents and warrants that such Seller is a shareholder of the Target and have good and valid title to the Target Shares, free and clear of all Encumbrances and has sole power and authority over the disposition of the Target Shares. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Target Shares, free and clear of all Encumbrances. Each Seller is not a party to any agreement, written or oral, creating rights in respect of any of the Target Shares in any third party or relating to the voting of the Target Shares. Each Seller is not a party to any outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Target Shares, and there are no restrictions of any kind on the transfer of any of the Target Shares.

Section 3.05. No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of their respective properties and assets are subject (including any material agreement, arrangement or commitment to which it is a party) or any permit affecting the properties, assets or business of such Seller; or (d) result in the creation or imposition of any Encumbrance other than permitted Encumbrances on any properties or assets of such Seller. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and any other Transaction Documents and the consummation of the contemplated transactions.

Section 3.06. Information Concerning the Buyer.

(a) Each Seller understands and accepts that the investment in the GDC Shares involves various risks. Such Seller represents that it is able to bear any loss associated with an investment in the GDC Shares.

(b) Each Seller confirms that it is not relying on any communication (written or oral) of the Buyer or any of its affiliates, as investment or tax advice or as a recommendation to invest in the GDC Shares. It is understood that information and explanations related to the terms and conditions of the GDC Shares provided by the Buyer or any of its affiliates shall not be considered investment or tax advice or a recommendation to invest in the GDC Shares, and that neither the Buyer nor any of its affiliates is acting or has acted as an advisor to such Seller in deciding to invest in the GDC Shares. Each Seller acknowledges that neither the Buyer nor any of its affiliates has made any representation regarding the proper characterization of the GDC Shares for purposes of determining such Seller’s authority to invest in the GDC Shares.

(c) Each Seller is familiar with the business and financial condition and operations of the Buyer. Each Seller has had access to such information concerning the Buyer and the GDC Shares as it deems necessary to enable it to make an informed decision concerning the investment in the GDC Shares.

(d) Each Seller understands that, unless such Seller notifies the Buyer in writing to the contrary at or before the Closing, each of such Seller’s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by such Seller.

(e) Each Seller acknowledges that the Buyer has the right in its sole and absolute discretion to abandon the transaction contemplated in this Agreement at any time prior to the Closing. This Agreement shall thereafter have no force or effect, and the Buyer shall return the Target Shares, to such Seller.

(f) Each Seller understands that no federal or state agency has passed upon the merits or risks of an investment in the GDC Shares or made any finding or determination concerning the fairness or advisability of this investment.

Section 3.07. Non-Reliance.

(a) Each Seller represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Buyer, as investment advice or as a recommendation to invest in the GDC Shares, it being understood that information and explanations related to the terms and conditions of the GDC Shares shall not be considered investment advice or a recommendation to invest in the GDC Shares.

(b) Each Seller confirms that the Buyer has not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the GDC Shares or (B) made any representation to such Seller regarding the legality of an investment in the GDC Shares under applicable legal investment or similar laws or regulations. In deciding to purchase the GDC Shares, such Seller is not relying on the advice or recommendations of the Buyer and such Seller has made its own independent decision that the investment in the GDC Shares is suitable and appropriate for such Seller.

Section 3.08. Restrictions on Transfer or Sale of Securities.

(a) Each Seller is acquiring the GDC Shares solely for such Seller’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the GDC Shares. Each Seller understands that the GDC Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of such Seller in this Agreement. Each Seller understands that the Buyer is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b) Each Seller understands that the GDC Shares are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that such Seller may dispose of the GDC Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and each Seller understands that the Buyer has no obligation or intention to register any of the GDC Shares or the offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder). Accordingly, each Seller understands that under the Commission’s rules, such Seller may dispose of the GDC Shares only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities,” subject to the same limitations that apply to the GDC Shares in the hands of such Seller. Consequently, each Seller understands that such Seller must bear the economic risks of the investment in the GDC Shares for an indefinite period of time.

(c) Each Seller agrees: (A) that such Seller will not sell, assign, pledge, give, transfer or otherwise dispose of the GDC Shares or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and all applicable requirements of state securities laws; (B) that the certificates representing the GDC Shares will bear a legend making reference to the foregoing restrictions; and (C) that the Buyer and its affiliates shall not be required to give effect to any purported transfer of such GDC Shares, except upon compliance with the foregoing restrictions.

(d) Each Seller acknowledges that neither the Buyer nor any other person offered to sell the GDC Shares to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.09. Full Disclosure. No representation or warranty by the Sellers in this Agreement or any other Transaction Documents to which it is a party contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, under the circumstance under which they were made and shall survive after the Closing as set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TARGET

The Target represents and warrants to the Buyer that the statements pertaining to that party contained in this Article IV are true and correct as of the Effective Date and as of the Closing.

Section 4.01. Organization, Authority and Qualification of the Target. The Target is a company duly organized, validly existing and in good standing in the British Virgin Islands and has power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by the Target in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 4.02. Capitalization. As of the Effective Date, the Target is authorized to issue 50,000 ordinary shares, par value $0.0000001 per share. As of the Effective Date, the Target has 10,000 ordinary shares issued and outstanding.

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by the Target of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Target; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Target; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Target is a party or by which the Target is bound or to which any of their respective properties and assets are subject (including any material agreement, arrangement or commitment to which it is a party) or any permit affecting the properties, assets or business of the Target; or (d) result in the creation or imposition of any Encumbrance other than permitted Encumbrances on any properties or assets of the Target. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Target in connection with the execution and delivery of this Agreement and any other Transaction Documents and the consummation of the contemplated transactions.

Section 4.04. Legal Proceedings; Governmental Orders; Compliance with Laws.

(a) The Target has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated.

(b) There are no Actions pending or threatened (i) against or by the Target affecting any of its properties or assets (or by or against each Seller or any Affiliate of each Seller and relating to the Target); or (ii) against or by the Target, each Seller or any Affiliate of such Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Target or any of its properties or assets.

(d) The Target is in compliance with all Laws applicable to the Target, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with each Seller’s ability to consummate the transactions contemplated herein.

Section 4.05. Title to the Assets in the Target. The Target has good and valid title to all of its assets, including but not limited to 7,500 Bitcoin, free and clear of any Encumbrances.

Section 4.06. Indebtedness; Contracts; No Defaults; Liabilities. Neither the Target, nor, to the Sellers’ knowledge, any other person or entity, is in breach of, or in default under any Contract to which the Target is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a breach or default by the Target or, to the knowledge of the Sellers, any other person or entity. The Target has not received any notice of default under any Contract to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

Section 4.07. Full Disclosure. No representation or warranty by the Target in this Agreement or any other Transaction Documents to which it is a party contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, under the circumstance under which they were made and shall survive after the Closing as set forth herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct as of the Effective Date and as of the Closing.

Section 5.01. Organization and Authority of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party, the performance by the Buyer of its obligations and the consummation by the Buyer of the contemplated transactions have been duly authorized by its board of directors. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party to the Transaction Documents), the Transaction Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 5.02. No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Buyer is a party or by which the Buyer is bound or to which any of its respective properties and assets are subject (including any material agreement, arrangement or commitment to which it is a party) or any permit affecting the properties, assets or business of the Buyer; or (d) result in the creation or imposition of any Encumbrance other than permitted Encumbrances on any properties or assets of the Buyer. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and any other Transaction Documents and the consummation of the contemplated transactions.

Section 5.03. Legal Proceedings; Governmental Orders; Compliance with Laws.

(a) There are no Actions pending or to the Buyer’s knowledge, threatened (a) against or by the Buyer affecting any of its properties or assets; or (b) against or by the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Buyer or any of its properties or assets.

(c) The Buyer is in compliance with all Laws applicable to the Buyer, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Buyer’s ability to consummate the transactions contemplated herein.

Section 5.04. Capitalization. As of the Effective Date, the Buyer is authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share, and 200,000,000 shares of common stock, par value $0.0001 per share. As of the Effective Date, the Buyer has no share of preferred stock and 16,795,433 shares of common stock issued and outstanding.

Section 5.05. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.06. SEC Documents. The Sellers make reference to all documents filed by the Buyer with the Commission, as posted on the Commission’s website, www.sec.gov. (collectively, the “SEC Documents”). The SEC Documents constitute all of the documents and reports that the Buyer was required to file with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder by the Commission. The financial statements together with the notes thereto, included in the SEC Documents (all such statements being referred to collectively as the “Company Existing Financial Statements”), have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. These Company Existing Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Buyer have been maintained in accordance with applicable legal and accounting requirements (including U.S. generally accepted accounting principles) and the Company Existing Financial Statements are consistent with such books and records.

ARTICLE VI

OTHER AGREEMENTS OF THE PARTIES

Section 6.01. Legends. Each Seller agrees to the imprinting of a legend on any of the GDC Shares in the following form:

THIS SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Section 6.02. Stockholders Approval. The Buyer shall use its reasonable best efforts to obtain approval of resolutions providing for the offer and sale of the GDC Shares in excess of the 19.99% of the total number of shares of common stock issued and outstanding as of the Effective Date, pursuant to the terms and conditions hereof, so that the sale of all such securities is in compliance with Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”).

Section 6.03. Cooperation and Exchange of Information with regard to SEC Filings. The Sellers shall provide the Buyer with such cooperation and information as the Buyer reasonably may request of the Sellers in filing any document with the Commission relating to any period occurring on or prior to the Closing Date, including any schedule or attachment thereto, and including any amendment.

Section 6.04. Cooperation and Exchange of Information with regard to Taxes. The Sellers shall provide the Buyer with such cooperation and information as the Buyer reasonably may request of the Sellers in filing any tax return, declaration, report, claim for refund, information return or statement or other document relating to taxes, including any schedule or attachment thereto, and including any amendment thereof of the Target and in connection with any audit or other proceeding in respect of taxes of the Target. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Sellers shall deliver all tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target for any taxable period beginning before the Closing Date to the Buyer.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated at any time prior to the Closing by the Buyer.

Section 7.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party for any direct, indirect, or consequential losses whatsoever including any business or economic losses or incurred and wasted expenditures arising from this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs and expenses, whether or not the Closing shall have occurred.

Section 8.02. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by its provisions; and (z) to a statute means the statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.03. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.05. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Exhibits, the statements in the body of this Agreement will control.

Section 8.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither the Sellers nor the Buyer may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer may assign its rights or obligations under this Agreement to a wholly-owned subsidiary of the Buyer without the prior written consent of any of the Sellers. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

Section 8.07. No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

Section 8.09. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS IN ANY SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO A PARTY’S ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY OF THOSE COURTS. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN THOSE COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY OF THOSE COURTS THAT THE SUIT, ACTION OR PROCEEDING BROUGHT IN ANY OF THOSE COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) THE PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) THE PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(C).

Section 8.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms by either willful default or refusal to perform without good cause and only in such event and for such cause the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Obligation of the Seller to Indemnify. The Seller, jointly and severally, shall indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Sellers contained in this Agreement or (ii) breach by the Seller of any covenant or agreement contained in this Agreement.

Section 9.02. Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Sellers from and against all Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Buyer contained in this Agreement or (ii) breach by the Buyer of any covenant or agreement contained in this Agreement.

Section 9.03. Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to this Section (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above individually or by their respective duly authorized officers.

Buyer:

GD Culture Group Limited

By:	/s/ Xiao Jian Wang
Name:	Xiao Jian Wang
Title:	Chief Executive Officer and President

Target

Pallas Capital Holding Ltd.

By:	/s/ Qing Wang
Name:	Qing Wang
Title:	Director

Sellers

Yan Wang

By:	/s/ Yan Wang
Name:	Yan Wang

Qing Wang

By:	/s/ Qing Wang
Name:	Qing Wang

WEALTHY CONCORD LIMITED

By:	/s/ Binyang Zhang
Name:	Binyang Zhang
Title:	President

East Valley Technology Limited

By:	/s/ Runan Cui
Name:	Runan Cui
Title:	President

Ocean Harbor Technology Limited

By:	/s/ Hongyu Wang
Name:	Hongyu Wang
Title:	President

WIN SUPERB INTERNATIONAL LIMITED

By:	/s/ Gao Fei
Name:	Gao Fei
Title:

DIVINE SKY INTERNATIONAL LIMITED

By:	/s/ Xu Lei
Name:	Xu Lei
Title

FORTUNE LIGHT ENTERPRISES LIMITED

By:	/s/ Li Bo
Name:	Li Bo
Title:

PERFECT LINKAGE GROUP LIMITED

By:	/s/ Cao Jun
Name:	Cao Jun
Title:

PRIMAL CRYSTAL LIMITED

By:	/s/ Larry
Name:	Larry
Title:

Schedule A

	Name of Shareholders	Number of Target Shares to be exchanged	Number of GDC Shares
1	Yan Wang	2,435	9,542,605
2	Qing Wang	2,435	9,542,605
3	WEALTHY CONCORD LIMITED	710	2,782,443
4	East Valley Technology Limited	710	2,782,443
5	Ocean Harbor Technology Limited	710	2,782,443
6	WIN SUPERB INTERNATIONAL LIMITED	600	2,351,361
7	DIVINE SKY INTERNATIONAL LIMITED	600	2,351,361
8	FORTUNE LIGHT ENTERPRISES LIMITED	600	2,351,361
9	PERFECT LINKAGE GROUP LIMITED	600	2,351,361
10	PRIMAL CRYSTAL LIMITED	600	2,351,361
	Total	10,000	39,189,344